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                                                                    EXHIBIT 12.1

                                 ALLERGAN, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(IN MILLIONS)



                                                                 FISCAL YEAR ENDED
                                               ---------------------------------------------------       NINE MONTHS ENDED
                                                               DECEMBER 31,                            -------------------
                                                                                                        SEPT 24,   SEPT 29,
                                                 1995       1996       1997       1998       1999        1999        2000
                                               --------    -------    -------   -------    -------      -------    --------
NET EARNINGS
Net earnings (loss) from continuing operations   $72.5     $77.1     $128.3     $(90.2)     $188.2      $128.9      $150.0
Share of distributed expense (income) of less-
  than 50% owned affiliates                        1.0      (0.4)      (0.2)      (0.3)        0.1         0.0         0.3
Income tax provision                              51.7      31.3       29.0       32.8        80.7        55.3        61.4
                                                 -----     -----     ------     ------      ------      ------      ------
Subtotal                                         125.2     108.0      157.1      (57.7)      269.0       184.2       211.7

FIXED CHARGES
Interest charges                                  13.9      12.5        8.9       16.4        15.1        10.1        14.9
Interest portion of operating rents                4.0       5.5        6.8        7.9         6.5         4.9(a)      6.0(a)
                                                 -----     -----     ------     ------     ------       ------      ------
Total fixed charges                               17.9      18.0       15.7       24.3        21.6        15.0        20.9
                                                 -----     -----     ------     ------     ------       ------      ------
Earnings, as adjusted                           $143.1    $126.0     $172.8     $(33.4)     $290.6      $199.2      $232.6
                                                 =====     =====     ======     ======      ======      ======      ======

Ratio of earnings to fixed charges                 8.0       7.0       11.0        N/A(b)     13.5        13.3        11.1
                                                 =====     =====     ======     ======      ======      ======      ======

(a) Amount estimated based on full year 1999 actual expense or full year 2000 expected minimum lease payments, as appropriate.
(b) In 1998, earnings were not sufficient to cover fixed charges by $33.4 million.

                                Disclosure Page 1